Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com
FOR IMMEDIATE RELEASE

THE MOSAIC COMPANY REPORTS SECOND QUARTER
2016 RESULTS

PLYMOUTH, MN, August 2, 2016 - The Mosaic Company (NYSE: MOS) today reported a second quarter 2016 net loss of $10 million, down from net earnings of $391 million in the second quarter of 2015. Results in the quarter included after-tax charges of $69 million related to actions the Company has taken to lower spending on capital projects and reduce expenses. Net loss per share was $0.03 and included a negative impact of $0.09 from notable items.
Mosaic’s net sales in the second quarter of 2016 were $1.7 billion, down from $2.5 billion last year, reflecting lower potash and phosphate prices and lower sales volumes. Operating earnings during the quarter were $12 million, down from $510 million a year ago. The decline in operating earnings was driven primarily by lower net sales and the negative impact of notable items, partially offset by lower phosphate raw material costs and effective expense management.
“We are taking the necessary actions to ensure Mosaic remains competitive across all points of the business cycle,” said Joc O’Rourke, President and Chief Executive Officer. “While the environment is challenging, we see signs of stabilization in the second half of the year, with fertilizer prices bottoming and solid demand for our products. At the same time, we are taking action to preserve cash and reduce operating expenses, and believe Mosaic is well positioned to outperform in better markets.”
Cash flow provided by operating activities in the second quarter of 2016 was $583 million compared to $603 million in the prior year, as favorable changes in working capital offset lower earnings. Capital expenditures plus investments totaled $353 million in the quarter. Mosaic’s total cash and cash equivalents were $1.1 billion and long-term debt was $3.8 billion as of June 30, 2016.
“We are focused on optimizing cash flow and protecting our balance sheet,” said Rich Mack, Mosaic’s Executive Vice President and Chief Financial Officer. “At the same time, we continue to look for new growth opportunities during the bottom part of the cycle.”

Phosphates

Phosphates Results	2Q 2016 Actual	2Q 2016 Guidance
Average DAP Selling Price	$343	$335 to $355
Sales Volume	2.4 million tonnes	2.3 to 2.6 million tonnes
Phosphate Production	82% of operational capacity	Around 80% of operational capacity
“Our phosphate business results improved from the first quarter despite a weak pricing environment and reduced operating rates, which is a testament to our efforts to reduce costs,” O’Rourke said. “We expect a stronger second half of 2016, with increased shipments and improved profitability.”
Net sales in the Phosphates segment were $976 million for the second quarter, down from $1.4 billion last year, driven by both lower prices of finished product and lower sales volumes. Gross margin was $100 million, or ten percent of net sales, compared to $296 million, or 21 percent of net sales for the same period a year ago. The year-over-year change in gross margin rate primarily reflects lower average selling prices, higher phosphate rock costs and lower operating rate, partially offset by lower realized ammonia and sulfur costs and our efforts to reduce costs.
The second quarter average DAP selling price, FOB plant, was $343 per tonne, compared to $450 per tonne a year ago. Phosphates segment total sales volumes were 2.4 million tonnes, down from 2.8 million tonnes last year.
Mosaic’s North American finished phosphate production was 2.4 million tonnes, or 82 percent of operational capacity, compared to 2.5 million tonnes, or 86 percent a year ago.
Potash

Potash Results	2Q 2016 Actual	2Q 2016 Guidance
Average MOP Selling Price	$178	$180 to $200
Sales Volume	2.0 million tonnes	1.9 to 2.2 million tonnes
Potash Production	67% of operational capacity	Around 70% of operational capacity
“Delays in signing India and China contracts impacted both buying activity and realized prices. As a result, sales volumes were below last year’s levels and we operated our facilities at reduced rates,” O’Rourke said. “Our decision to idle the Colonsay mine is expected to result in lower unit costs and to preserve cash in the second half of 2016, while still allowing Mosaic to serve our customers.”

Net sales in the Potash segment totaled $457 million for the second quarter, down from $730 million last year, driven by lower average realized prices and lower sales volumes. Gross margin was $53 million, or 12 percent of net sales, compared to $295 million in the year ago period. The year-over-year decrease in gross margin was driven by lower selling prices and a lower operating rate, partially offset by lower Canadian resource taxes (“CRT”). The current period CRT expense includes a catch-up accrual of $10 million.
The second quarter average MOP selling price, FOB plant, was $178 per tonne, down from $280 per tonne a year ago. The Potash segment’s total sales volumes for the second quarter were 2.0 million tonnes, compared to 2.3 million tonnes a year ago.
Potash production was 1.8 million tonnes, or 67 percent of operational capacity, down from 2.4 million tonnes, or 90 percent of operational capacity a year ago, reflecting Mosaic’s previously announced plan to reduce production to meet current market demand.
International Distribution (ID)

ID Results	2Q 2016 Actual	2Q 2016 Guidance
Sales Volume	1.4 million tonnes	1.4 to 1.6 million tonnes
Gross Margin per Tonne	$3 per tonne	Low single digits
“The Brazilian agricultural industry is a bright spot in Brazil’s economy, with continued strength in grower economics expected to drive near record and record use of fertilizers in 2016 and 2017, respectively,” said O’Rourke. “With our large footprint in the region, Mosaic is well positioned to benefit from the growth.”
Net sales in the International Distribution segment were $534 million for the second quarter, down from $637 million last year, primarily as a result of lower average selling prices. Gross margin was $5 million, or one percent of net sales, compared to $29 million, or four percent of net sales, for the same period a year ago. In addition to declining nutrient prices, strengthening of the Brazilian real also negatively impacted inventory carrying values, with an offsetting currency impact reported below the gross margin line.
The second quarter average selling price was $374 per tonne compared to $427 per tonne a year ago. International Distribution segment total sales volumes were 1.4 million tonnes, down from 1.5 million tonnes last year.

Other
SG&A expenses were $73 million for the second quarter, down from $89 million last year, benefitting from the Company’s ongoing expense management initiatives. The support function reductions executed in the quarter resulted in a severance charge of $11 million.
The effective tax rate in the quarter was negative. The provision for income taxes in the second quarter included a $14 million benefit related to the expected reduction of the full-year effective tax rate to be approximately 10 percent.
Third Quarter Financial Guidance
“With clarity on China and India potash needs, along with strong global demand and supply adjustments, we believe potash prices have bottomed and we see potential for modest price increases in the second half of the year,” said O’Rourke.
Total sales volumes for the Phosphates segment are expected to range from 2.4 to 2.7 million tonnes for the third quarter of 2016, compared to 2.0 million tonnes last year. Mosaic’s realized DAP price, FOB plant, is estimated to range from $310 to $340 per tonne. The segment gross margin rate is estimated to be around 10 percent, and the operating rate is expected to be approximately 85 percent.
Total sales volumes for the Potash segment are expected to range from 1.8 to 2.1 million tonnes for the third quarter of 2016, compared to 1.6 million tonnes last year. Mosaic’s realized MOP price, FOB plant, is estimated to range from $160 to $175 per tonne and the gross margin rate is estimated to be in the mid-single digits. The operating rate is expected to be approximately 65 percent.
Total sales volumes for the International Distribution segment are expected to range from 2.1 to 2.4 million tonnes for the third quarter of 2016, compared to 2.0 million tonnes last year. The segment gross margin is estimated to be in the $15 to $20 dollar per tonne range.
For calendar year 2016, Mosaic updated its guidance as follows:

•	SG&A expense to range from $330 to $350 million, down from the initial guidance of $350 to $370 million.

•	Brine management costs to range from $150 to $170 million, down from $160 to $180 million.

•
Capital expenditures to range from $750 to $850 million, down from the Company’s most recent guidance of $800 to $900 million. Equity investments in the Ma’aden Wa’ad Al Shamal Phosphate Company are $220 million.

•	CRT to range from $95 to $110 million; the Company will no longer provide CRT rate guidance.

•	The effective tax rate to be approximately 10 percent, down from prior guidance of upper teens.

All other full year 2016 guidance remains unchanged:

•	Phosphates sales volumes to range from 9.0 to 9.75 million tonnes.

•	Potash sales volumes to range from 7.5 to 8.0 million tonnes.

•	International Distribution sales volumes to range from 6.0 to 7.0 million tonnes.
About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Tuesday, August 2, 2016, at 9:00 a.m. EST to discuss second quarter 2016 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Wa’ad Al Shamal Phosphate Company (also known as MWSPC) and other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the ability of MWSPC to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
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For the three months ended June 30, 2016, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.09:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain	Consolidated	Foreign currency transaction gain (loss)	$15	$(1)	$0.04
Unrealized gain on derivatives	Corporate & Other	Cost of goods sold	30	(3)	0.08
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(5)	(0.01)
Restructuring	Consolidated	Other operating expense	(11)	1	(0.03)
Prince Rupert write-off	Potash	Equity earnings (loss)	(24)	8	(0.05)
Asset write-off	Phosphates	Other operating expense	(47)	4	(0.12)
Total Notable Items			$(37)	$4	$(0.09)
Note: The tax effect is calculated based on our estimated annual effective rate. Our tax rate is impacted by the mix of earnings in the jurisdictions in which we operate and a benefit associated with depletion. The tax effect of the Prince Rupert write-off includes an income tax component of 20.6% which is calculated based on the rate specific to those earnings, and an impact related to Canadian Resource Tax of 12.4%.
For the three months ended June 30, 2015, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.03:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(16)	$3	$(0.04)
Unrealized gain (loss) on derivatives	Corporate & Other	Cost of goods sold	27	(5)	0.06
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	10	0.03
Write down of equity investment	Corporate & Other	Other expense	(8)	—	(0.02)
Total Notable Items			$3	$8	$0.03

Note: The tax effect is calculated based on our estimated annual effective rate. Our tax rate is impacted by the mix of earnings in the jurisdictions in which we operate and a benefit associated with depletion. For the loss on the write-down of an equity investment we recorded a full valuation allowance and therefore, there was no tax impact.

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net sales	$1,674.6	$2,487.5	$3,348.5	$4,626.6
Cost of goods sold	1,520.6	1,879.6	2,957.8	3,599.5
Gross margin	154.0	607.9	390.7	1,027.1
Selling, general and administrative expenses	72.9	89.3	162.7	189.8
Other operating expense	68.8	8.6	52.3	8.8
Operating earnings	12.3	510.0	175.7	828.5
Interest expense, net	(33.5)	(23.5)	(59.7)	(54.8)
Foreign currency transaction gain (loss)	14.7	(16.0)	102.6	29.1
Other expense	(0.7)	(7.8)	(0.2)	(13.4)
Earnings (loss) from consolidated companies before income taxes	(7.2)	462.7	218.4	789.4
Provision for (benefit from) income taxes	(9.8)	72.6	(38.5)	103.3
Earnings (loss) from consolidated companies	2.6	390.1	256.9	686.1
Equity in net earnings (loss) of nonconsolidated companies	(13.7)	0.9	(11.0)	(0.5)
Net earnings (loss) including noncontrolling interests	(11.1)	391.0	245.9	685.6
Less: Net earnings (loss) attributable to noncontrolling interests	(0.9)	0.4	(0.8)	0.2
Net earnings (loss) attributable to Mosaic	$(10.2)	$390.6	$246.7	$685.4
Diluted net earnings (loss) per share attributable to Mosaic	$(0.03)	$1.08	$0.70	$1.88
Diluted weighted average number of shares outstanding	349.8	363.3	351.8	365.5

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$1,059.3	$1,276.3
Receivables, net	399.6	675.0
Inventories	1,702.1	1,563.5
Other current assets	631.5	628.6
Total current assets	3,792.5	4,143.4
Property, plant and equipment, net	9,197.5	8,721.0
Investments in nonconsolidated companies	1,043.7	980.5
Goodwill	1,667.5	1,595.3
Deferred income taxes	726.5	691.9
Other assets	1,257.1	1,257.4
Total assets	$17,684.8	$17,389.5
Liabilities and Equity
Current liabilities:
Short-term debt	$54.0	$25.5
Current maturities of long-term debt	42.3	41.7
Structured accounts payable arrangements	195.5	481.7
Accounts payable	622.6	520.6
Accrued liabilities	988.3	977.5
Total current liabilities	1,902.7	2,047.0
Long-term debt, less current maturities	3,772.6	3,769.5
Deferred income taxes	1,069.6	977.4
Other noncurrent liabilities	945.7	1,030.6
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of June 30, 2016 and December 31, 2015	—	—
Class A Common Stock, $0.01 par value, none authorized, issued and outstanding as of June 30, 2016, 194,203,987 shares authorized, none issued and outstanding as of December 31, 2015	—	—
Class B Common Stock, $0.01 par value, none authorized, issued, and outstanding as of June 30, 2016, 87,008,602 shares authorized, none issued and outstanding as of December 31, 2015	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 387,875,113 shares issued and 349,926,264 shares outstanding as of June 30, 2016, 387,697,547 shares issued and 352,515,256 shares outstanding as of December 31, 2015	3.5	3.5
Capital in excess of par value	19.5	6.4
Retained earnings	11,103.0	11,014.8
Accumulated other comprehensive income (loss)	(1,168.3)	(1,492.9)
Total Mosaic stockholders' equity	9,957.7	9,531.8
Noncontrolling interests	36.5	33.2
Total equity	9,994.2	9,565.0
Total liabilities and equity	$17,684.8	$17,389.5

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Cash Flows from Operating Activities:
Net cash provided by operating activities	583.2	603.3	$849.1	$1,332.2
Cash Flows from Investing Activities:
Capital expenditures	(201.7)	(227.4)	(437.3)	(456.9)
Proceeds from adjustment to acquisition of business	—	—	—	47.9
Investments in nonconsolidated companies	(100.0)	(122.0)	(100.0)	(125.0)
Investments in affiliate	(51.5)	—	(90.0)	—
Other	(3.3)	6.0	(3.1)	7.7
Net cash used in investing activities	(356.5)	(343.4)	(630.4)	(526.3)
Cash Flows from Financing Activities:
Payments of short-term debt	(99.6)	(112.1)	(173.7)	(144.8)
Proceeds from issuance of short-term debt	112.5	129.1	202.7	158.5
Payments of structured accounts payable arrangements	(270.3)	(95.5)	(494.6)	(242.1)
Proceeds from structured accounts payable arrangements	110.2	75.3	206.0	148.5
Payments of long-term debt	(0.6)	(1.8)	(1.8)	(2.4)
Proceeds from issuance of long-term debt	—	3.8	—	3.8
Proceeds from settlement of swaps	—	—	4.2	—
Proceeds from stock option exercises	1.8	1.3	2.6	4.2
Repurchases of stock	—	(500.1)	(75.0)	(634.5)
Cash dividends paid	(96.2)	(98.1)	(192.4)	(189.5)
Other	(0.3)	0.7	(0.5)	0.5
Net cash used in financing activities	(242.5)	(597.4)	(522.5)	(897.8)
Effect of exchange rate changes on cash	17.4	30.0	86.8	(72.8)
Net change in cash and cash equivalents	1.6	(307.5)	(217.0)	(164.7)
Cash and cash equivalents - beginning of period	1,057.7	2,517.4	1,276.3	2,374.6
Cash and cash equivalents - end of period	$1,059.3	$2,209.9	$1,059.3	$2,209.9

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company has presented gross margin excluding Canadian resource taxes ("CRT") for Potash, which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Gross margin, excluding CRT is not a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculations may not be comparable to other similarly titled measures presented by other companies. Gross margin, excluding CRT should not be considered as a substitute for, or superior to, gross margin, the most directly comparable measure of financial performance prepared in accordance with GAAP.
Gross margin, excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, the Company’s management believes that Mosaic’s presentation of gross margin, excluding CRT for Potash affords them greater transparency in assessing Mosaic’s financial performance against competitors.

Potash Gross Margin, Excluding Resource Taxes Calculation

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Sales	$456.9	$730.2	$851.1	$1,383.0
Gross margin	53.0	295.0	151.1	536.9
Gross margin percentage	11.6%	40.4%	17.8%	38.8%
Canadian resource taxes	38.1	54.9	56.4	133.0
Gross margin, excluding Canadian resource taxes (CRT)	$91.1	$349.9	$207.5	$669.9
Gross margin percentage, excluding CRT	19.9%	47.9%	24.4%	48.4%

Earnings Per Share Calculation

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net earnings (loss) attributable to Mosaic	$(10.2)	$390.6	$246.7	$685.4
Basic weighted average number of shares outstanding	349.8	361.3	350.6	363.6
Dilutive impact of share-based awards	—	2.0	1.2	1.9
Diluted weighted average number of shares outstanding	349.8	363.3	351.8	365.5
Basic net earnings (loss) per share attributable to Mosaic	$(0.03)	$1.08	$0.70	$1.89
Diluted net earnings (loss) per share attributable to Mosaic	$(0.03)	$1.08	$0.70	$1.88